Exhibit 99.1

For release: May 13, 2016, 6:00 a.m. EDT	Contact: Lorie Tekorius Justin Roberts 503-684-7000

Greenbrier to redeem 2.375% Convertible Senior Notes

~ Put Option expires; $14 million surrendered for purchase ~

Lake Oswego, Oregon, May 13, 2016 – The Greenbrier Companies, Inc. (NYSE:GBX) (“Greenbrier” or the “Company”) today announced the expected purchase of $13.98 million of Greenbrier’s $14.85 million outstanding 2.375% convertible Senior Notes due 2026 (the “Notes”). The repayment will be made with cash generated from operations and borrowings on existing revolving credit facilities. This purchase is being made pursuant to the terms of the Notes which require Greenbrier to purchase all of the Notes validly tendered (the “Put Option”) at a price equal to 100% of the principal amount of the Notes, plus any accrued and unpaid interest to, but not including, May 16, 2016 (the “Purchase Date”). The Put Option expired at 5:00 p.m. Eastern Time, on May 12, 2016 (the “Expiration Date”).

As of the Expiration Date, Notes in an aggregate principal amount of $13.98 million were validly surrendered and not validly withdrawn pursuant to the Put Option. Holders may still withdraw any Notes previously surrendered for purchase at any time prior to 5:00 p.m. Eastern Time, today. The aggregate purchase price for all Notes validly tendered for purchase pursuant to the Put Option as of the Expiration Date is $14.15 million, which includes $13.98 million for payment of the aggregate principal amount and $0.17 million for payment of accrued and unpaid interest. Greenbrier will accept for purchase all such Notes, which are not validly withdrawn by 5:00 p.m. today, on the Purchase Date. Greenbrier expects that the settlement date for the Put Option will be May 17, 2016.

U.S. Bank National Association is acting as paying agent for the Put Option. Copies of the Issuer Put Right Notice and additional information relating to the Put Option may be obtained from U.S. Bank National Association by calling 1-800-934-6802.

About Greenbrier

Greenbrier (www.gbrx.com), headquartered in Lake Oswego, Oregon, is a leading supplier of transportation equipment and services to the railroad industry. Greenbrier builds new railroad freight cars in manufacturing facilities in the U.S., Mexico and Poland and marine barges at our U.S. manufacturing facility. Greenbrier sells reconditioned wheel sets and provides wheel services at locations throughout the U.S. We recondition, manufacture and sell railcar parts at various U.S. sites. Through GBW Railcar Services, LLC, a 50/50 joint venture with Watco Companies, LLC, freight cars are repaired and refurbished at over 30 locations across North America, including more than 10 tank car repair and maintenance facilities certified by the Association of American Railroads. Greenbrier owns a lease fleet of over 10,000 railcars and performs management services for over 250,000 railcars.

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Greenbrier announces Put Option Notification . . . (Cont.)	Page 2

“SAFE HARBOR” STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: This press release may contain forward-looking statements, including statements regarding expected new railcar production volumes and schedules, expected customer demand for the Company’s products and services, plans to adjust manufacturing capacity, restructuring plans, new railcar delivery volumes and schedules, changes in demand for the Company’s railcar services and parts business, and the Company’s future financial performance. Greenbrier uses words such as “anticipates,” “believes,” “forecast,” “potential,” “goal,” “contemplates,” “expects,” “intends,” “plans,” “projects,” “hopes,” “seeks,” “estimates,” “strategy,” “could,” “would,” “should,” “likely,” “will,” “may,” “can,” “designed to,” “future,” “foreseeable future” and similar expressions to identify forward-looking statements. These forward-looking statements are not guarantees of future performance and are subject to certain risks and uncertainties that could cause actual results to differ materially from the results contemplated by the forward-looking statements. Factors that might cause such a difference include, but are not limited to, reported backlog and awards are not indicative of our financial results; uncertainty or changes in the credit markets and financial services industry; high levels of indebtedness and compliance with the terms of our indebtedness; write-downs of goodwill, intangibles and other assets in future periods; sufficient availability of borrowing capacity; fluctuations in demand for newly manufactured railcars or failure to obtain orders as anticipated in developing forecasts; loss of one or more significant customers; customer payment defaults or related issues; sovereign risk to contracts, exchange rates or property rights; actual future costs and the availability of materials and a trained workforce; failure to design or manufacture new products or technologies or to achieve certification or market acceptance of new products or technologies; steel or specialty component price fluctuations and availability and scrap surcharges; changes in product mix and the mix between segments; labor disputes, energy shortages or operating difficulties that might disrupt manufacturing operations or the flow of cargo; production difficulties and product delivery delays as a result of, among other matters, costs or inefficiencies associated with expansion, start-up or changing of production lines or changes in production rates, changing technologies, transfer of production between facilities or non-performance of alliance partners, subcontractors or suppliers; ability to obtain suitable contracts for the sale of leased equipment and risks related to car hire and residual values; integration of current or future acquisitions and establishment of joint ventures; succession planning; discovery of defects in railcars or services resulting in increased warranty costs or litigation; physical damage or product or service liability claims that exceed our insurance coverage; train derailments or other accidents or claims that could subject us to legal claims; actions or inactions by various regulatory agencies including potential environmental remediation obligations or changing tank car or other rail car or railroad regulation; and issues arising from investigations of whistleblower complaints; all as may be discussed in more detail under the headings “Risk Factors” and “Forward Looking Statements” in our Annual Report on Form 10-K for the fiscal year ended August 31, 2015, and our other reports on file with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management’s opinions only as of the date hereof. Except as otherwise required by law, we do not assume any obligation to update any forward-looking statements.

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